UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010

PSS WORLD MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Florida	0-23832	59-2280364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4345 Southpoint Blvd.
Jacksonville, Florida
32216

(Address of principal executive offices, including zip code)

(904) 332-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           By agreement dated February 2, 2010 (the “Separation Agreement”), PSS World Medical, Inc. (the “Company”) and David A. Smith, who was the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, have mutually agreed that Mr. Smith’s employment with the Company will terminate effective February 2, 2010 (the “Date of Termination”). He has also resigned from the Board of Directors of the Company.

(c)           Effective February 2, 2010, the Board of Directors appointed Gary A. Corless Chief Executive Officer and President of the Company.  Since August 2005, Mr. Corless has served as Executive Vice President and Chief Operating Officer of the Company.  From May 2002 to August 2005, he served as President of the Physician Business, Physician Sales & Service, and Executive Vice President of PSS World Medical, Inc. From April 1999 to May 2002, Mr. Corless served as President of Gulf South Medical Supply, Inc.  From April 1998 to April 1999, Mr. Corless served as Senior Vice President, Eastern Region of Diagnostic Imaging, Inc., a former subsidiary of the Company.  Prior to that position, he served the Physician Business as the Vice President, Southern Region from April 1997 to April 1998.  From 1996 to 1997, Mr. Corless served the Physician Business as a regional Vice President of Sales and Operations, and from 1990 to 1996 he held various leadership positions with the Company.  Mr. Corless holds a Bachelor of Science degree in Finance from Florida State University.

(d)           Also effective February 2, 2010, the Company’s Lead Director and member of the Board of Directors since 1993, Delores P. Kesler, assumed the role of the Non-Executive Board Chair.  Charles E. Adair was also named as Chairman of the Executive Committee.

Also effective February 2, 2010, the Board appointed Mr. Corless as a director of the Company, filling the vacancy on the Board created by Mr. Smith’s resignation. Mr. Corless will also serve as a member of the Board’s Executive Committee.

(e)           Under the terms of his existing employment agreement and the Separation Agreement, and in exchange for the observation by Mr. Smith of certain restrictive covenants for a period of 24 months from the Date of Termination, and a general release of claims, Mr. Smith will receive: (i) a severance payment of $2.718 million (calculated as twice Mr. Smith’s annual salary and target bonus amounts), (ii) a continuation of group health benefits for Mr. Smith and his dependents for a period of two years (both (i) and (ii) are consistent with Mr. Smith’s existing employment agreement) and (iii) an additional payment of $680,000.  In addition, Mr. Smith will receive a lump sum of $4,269, consisting of Mr. Smith’s unpaid base salary through the Date of Termination and will be reimbursed for reasonable and proper business expenses incurred by him prior to the Date of Termination in the amount of $2,500.  Mr. Smith will also be reimbursed for reasonable attorney’s fees and expenses related to the negotiation of the Separation Agreement, not to exceed $25,000.  However, following the Date of Termination, Mr. Smith will no longer receive contributions to, or be eligible to participate in, any employee benefit plans of the Company or its affiliates (except as discussed above).  Also pursuant to the his existing employment agreement  and the Separation Agreement, Mr. Smith will be entitled to reimbursements for outplacement and counseling expenses for a period of one year following the Date of Termination, not to exceed $60,000.  In addition, Mr. Smith will be permitted to exercise any of his vested stock options within a three-month period from the Date of Termination.  Any unvested equity awards will be forfeited on the Date of Termination and any equity awards that are not exercised by Mr. Smith following the three month period will also expire.

In light of his additional responsibilities, Mr. Corless will receive an increase of his base salary from $450,000 to $600,000, and an additional award of equity incentives materially consistent with the previously disclosed terms of the Company’s equity incentive plans.

A copy of the press release relating to Mr. Smith’s departure and the appointment of Gary Corless as Chief Executive Officer and President of the Company is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(c) EXHIBITS

99.1  Press Release of PSS World Medical, Inc., dated February 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2010

	By:	/s/ David M. Bronson
	Name:	David M. Bronson
	Title:	Executive Vice President and Chief Financial Officer